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Pricing Supplement dated January 11, 1996                      Rule 424(b)(5)
(To Prospectus dated November 6, 1995 and                   File No. 33-63311
Prospectus Supplement dated November 17, 1995)



                           MCN INVESTMENT CORPORATION
                          Medium-Term Notes, Series A
                                Fixed Rate Notes

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Principal Amount:    $80,000,000                  Interest Rate:  5.84%
Agent's Discount or Commission: 0.350%            Stated Maturity:  02-01-99
Net Proceeds to Issuer:   $79,720,000             Original Issue Date:  01-17-96
                                                  CUSIP:  55268KAA4
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INTEREST PAYMENT DATES:    February 1 and August 1

REGULAR RECORD DATES:    January 15 next preceding a February 1 Interest
                         Payment Date or July 15 next preceding an August 1
                         Interest Payment Date.

REDEMPTION:
[X]  The Notes cannot be redeemed prior to Stated Maturity
[ ]  The Notes may be redeemed prior to Stated Maturity
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the principal amount.

OPTIONAL REPAYMENT:
[X]  The Notes cannot be repaid prior to Stated Maturity
[ ] The Notes can be repaid prior to Stated Maturity at the option of the holder of the Notes.
     Optional Repayment Dates:
     Repayment Price: _____%

ORIGINAL ISSUES DISCOUNT:  [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

FORM:  [X] Book-Entry  [ ] Certificated

AGENT(S): [X] Merrill Lynch & Co.                  Amount Placed:  $  24,000,000
          [X] Smith Barney Inc.                    Amount Placed:     20,000,000
          [X] Donaldson, Lufkin & Jenrette
              Securities Corporation               Amount Placed:     20,000,000
          [X] First Chicago Capital Markets, Inc.  Amount Placed:     16,000,000
          [ ] Other    _____________________       Amount Placed: ______________


AGENT ACTING IN THE CAPACITY AS INDICATED BELOW:
        [X] Agent   [ ] Principal

IF AS PRINCIPAL:
        [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
        [ ] The Notes are being offered at a fixed initial public offering price of ____% of Principal Amount.

IF AS AGENT:
     The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

OTHER PROVISIONS:  N/A